Exhibit 99.1

BRE Properties Declares Common and Preferred Dividends

          SAN FRANCISCO, Feb. 15 /PRNewswire-FirstCall/ -- BRE Properties, Inc., (NYSE: BRE) today announced its board of directors approved regular common and preferred stock dividends for the quarter ending March 31, 2007. All common and preferred dividends will be payable on Friday, March 30, 2007 to shareholders of record on Thursday, March 15, 2007.

          BRE’s board of directors approved a 4.7% increase for the 2007 common dividend to $0.5375 per share quarterly. The quarterly dividend payment is equivalent to $2.15 per share on an annualized basis, and represents a yield of approximately 3.2% on yesterday’s closing price of $67.84 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

          The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

          About BRE Properties

          BRE Properties -- a real estate investment trust-develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply -- constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,680 units in California, Arizona and Washington. The company currently has nine other properties in various stages of development and construction, totaling 2,194 units, and joint venture interests in nine additional apartment communities, totaling 2,672 units. As of 12/31/06.

SOURCE  BRE Properties, Inc.
          -0-                                                  02/15/2007
          /CONTACT:  investors, Edward F. Lange, Jr., +1-415-445-6559, or media, Thomas E. Mierzwinski, +1-415-445-6525, both of BRE Properties/
          /Web site:  http://www.breproperties.com/
          (BRE)